Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
May 5, 2015	Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169 Jacquelinee.burwitz@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2015 Second Quarter Results and Updates Financial Outlook Through June 30, 2015
Results include a pre-tax, non-recurring charge of $144.5 million related to the deconsolidation of our Venezuelan Operations

St. Louis —May 5, 2015—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the second fiscal quarter, which ended March 31, 2015. The Company reported adjusted net earnings per diluted share of $1.97, up 4.8% compared to the prior year second fiscal quarter, and a reported net loss per diluted share of $1.41 as compared to net earnings per diluted share of $1.57 in the prior year second fiscal quarter.

Second Fiscal Quarter Highlights (Unaudited)
Following is a summary of key second fiscal quarter 2015 results. All comparisons are with the second fiscal quarter 2014, unless otherwise stated.

•	Net sales of $1,008.0 million, decreased 5.1% (up 0.3% on an organic basis and excluding year-over-year Venezuela results) (a)

•	Gross Margin increased 200 basis points as a percent of net sales

•	A&P spending increased $10.8 million, or 160 basis points as a percent of net sales

•
SG&A as a percent of net sales (on a reported basis) increased 340 basis points due to spin costs, restructuring related charges and integration expenses. SG&A as a percent of sales excluding these items decreased 90 basis points

•	Venezuela deconsolidation charge of $144.5 million

•	Adjusted net earnings per diluted share of $1.97, up 4.8% (b)

•	Net loss per diluted share of $1.41, as compared to net earnings per diluted share of $1.57 in the prior year second fiscal quarter (b)

(a) See Net Sales — Total Company table below
(b) See Net (Loss)/Earnings/Diluted EPS tables below

"We delivered solid second quarter adjusted net earnings per diluted share results despite significant currency headwinds," said Ward M. Klein, Chief Executive Officer. "Strong shipments of our new battery product launch, EcoAdvanced™, and continued favorability from cost savings initiatives helped drive our second fiscal quarter results."
 Mr. Klein continued, "We are quickly approaching the targeted July 1 spin-off date and are in the process of finalizing several key decisions related to the transaction. Even with the tremendous amount of work that our colleagues across the globe are performing in preparation for the split, the organization has remained focused on delivering our fiscal 2015 financial plan. I have been truly impressed by the entire organization's focus, determination and perseverance throughout the entire process. I am proud to have led these combined Companies and believe both are destined for future success."

The following tables provide a reconciliation of net (loss)/earnings and net (loss)/earnings per diluted share to adjusted net earnings and adjusted net earnings per diluted share, which are non-GAAP measures.

	Quarter Ended March 31,
	Net (Loss)/Earnings		Diluted EPS
	2015	2014	2015	2014
Net (Loss)/Earnings/Diluted EPS - GAAP (Unaudited)	$(88.5)	$98.5	$(1.41)	$1.57
Impacts, net of tax: Expense/(Income)
Venezuela deconsolidation charge	144.5	—	2.31	—
Spin costs	31.0	—	0.49	—
Spin restructuring	31.3	—	0.50	—
2013 restructuring and related costs, net	4.4	17.6	0.07	0.28
Feminine care acquisition/integration costs	—	0.7	—	0.01
Acquisition inventory valuation	—	1.0	—	0.02
Other realignment/integration	0.4	0.2	0.01	—
Net Earnings/Diluted EPS - adjusted (Non-GAAP)	$123.1	$118.0	$1.97	$1.88
Weighted average shares - Diluted			62.6	62.6

	Six Months Ended March 31,
	Net Earnings		Diluted EPS
	2015	2014	2015	2014
Net Earnings/Diluted EPS - GAAP (Unaudited)	$16.6	$206.4	$0.27	$3.29
Impacts, net of tax: Expense/(Income)
Venezuela deconsolidation charge	144.5	—	2.31	—
Spin costs	56.8	—	0.91	—
Spin restructuring	33.1	—	0.53	—
2013 restructuring and related costs, net	3.3	35.1	0.05	0.56
Feminine care acquisition/integration costs	—	3.8	—	0.06
Acquisition inventory valuation	—	5.0	—	0.08
Other realignment/integration	0.7	0.3	0.01	—
Adjustment to prior years' tax accruals	(2.6)	—	(0.04)	—
Net Earnings/Diluted EPS - adjusted (Non-GAAP)	$252.4	$250.6	$4.04	$3.99
Weighted average shares - Diluted			62.5	62.8

Energizer reported a second fiscal quarter net loss of $88.5 million, or $(1.41) per diluted share. This compares to net earnings of $98.5 million, or $1.57 per diluted share in the prior year second fiscal quarter. Second fiscal quarter results reflect the charge related to the deconsolidation of our Venezuelan operations, spin related costs, restructuring charges, impacts of significant weakening in foreign currency rates versus the U.S. dollar and increased A&P investments. These items were partially offset by organic net sales growth and continued savings from our restructuring project. The following pre-tax amounts are included within the above second fiscal quarter Net (Loss)/Earnings to Adjusted Net Earnings reconciliation:

•	$144.5 million charge related to the deconsolidation of our Venezuelan operations (included in the Venezuela deconsolidation charge line on the Statement of Earnings (Condensed));

•
$93.8 million of pre-tax spin costs and spin restructuring charges ($47.6 million included in SG&A, $0.7 million included in Cost of products sold and $45.5 million reported on the Spin restructuring line on the Statement of Earnings (Condensed));

•
$7.0 million of pre-tax restructuring related charges associated with our 2013 restructuring project, including certain information technology enablement costs associated with the restructuring activities ($6.9 million included in the 2013 restructuring line and $0.1 million included in SG&A on the Statement of Earnings (Condensed)); and

•	$0.5 million of pre-tax acquisition/integration related expenses ($0.3 million included in SG&A and $0.2 million included in Cost of products sold on the Statement of Earnings (Condensed)).
Adjusted net earnings per diluted share were $1.97 for the second fiscal quarter as compared to $1.88 in the prior year quarter.
Venezuela Deconsolidation Charge
Prior to March 31, 2015, we included the results of our Venezuelan operations in our Consolidated Financial Statements using the consolidation method of accounting. The Company’s Venezuelan earnings and cash flows are reflected in the Consolidated Financial Statements at the official exchange rate of 6.30 bolivars per U.S. dollar for the quarter and six months ended March 31, 2015 and 2014, respectively. At March 31, 2015, the Company had $33.8 million of U.S. dollar intercompany receivables due from its Venezuela subsidiaries, for household and personal care products previously imported, the majority of which have been outstanding since fiscal 2010. As of March 31, 2015 the Company’s Venezuela subsidiary held bolivar denominated cash deposits of $93.8 million (at the 6.30 bolivars per U.S. dollar rate).
Venezuelan exchange control regulations have resulted in an other-than-temporary lack of exchangeability between the Venezuelan bolivar and U.S. dollar, and have restricted our Venezuelan operations’ ability to pay dividends and settle intercompany obligations. The severe currency controls imposed by the Venezuelan government have significantly limited our ability to realize the benefits from earnings of the Company’s Venezuelan operations and access the resulting liquidity provided by those earnings. We expect that this condition will continue for the foreseeable future. This lack of exchangeability has resulted in a lack of control over our Venezuelan subsidiaries for accounting purposes. Therefore, in accordance with Accounting Standards Codification 810 -- Consolidation, we deconsolidated our Venezuelan subsidiaries on March 31, 2015 and began accounting for our investment in our Venezuelan operations using the cost method of accounting.
As a result of deconsolidating our Venezuelan subsidiaries, we recorded a one-time charge of $144.5 million in the second quarter of 2015, which had no accompanying tax benefit. This charge included the write-off of our investment in our Venezuelan subsidiaries, foreign currency translation losses of $33.7 million previously recorded in accumulated other comprehensive income and the intercompany receivables discussed above. Our Venezuelan operations’ cash balance of $93.8 million (at the 6.30 bolivars per U.S. dollar rate) at March 31, 2015 is no longer reported in Cash and cash equivalents on our Consolidated Balance Sheet. In future periods, our financial results will not include the operating results of our Venezuelan operations. Instead, we will record revenue for sales of inventory to our Venezuelan operations in our consolidated financial statements to the extent cash is received. Further, dividends from our Venezuelan subsidiaries will be recorded as other income upon receipt of the cash.

Net Sales - Total Company (In millions - Unaudited)
Quarter and Six Months Ended March 31, 2015

	Q2	%Chg	Six Months	%Chg
Net Sales - FY'14	$1,062.4		$2,176.3
Organic	2.6	0.3%	(50.2)	(2.4)%
Change in Venezuela results	3.4	0.3%	3.9	0.2%
Impact of currency	(60.4)	(5.7)%	(105.0)	(4.8)%
Incremental impact of acquisition	—	—%	21.4	1.0%
Net Sales - FY'15	$1,008.0	(5.1)%	$2,046.4	(6.0)%

Net sales for the second fiscal quarter decreased 5.1% as compared to the prior year quarter, including a decrease of 5.7% due to an unfavorable movement in foreign currency rates and a benefit of 0.3% due to an increase in reported net sales in Venezuela. Exclusive of the impact of unfavorable currency movements and the benefit of increased Venezuela reported net sales, organic net sales increased 0.3% versus the prior year fiscal quarter due to gains in the Household Products segment.
Gross margin for the second fiscal quarter increased 200 basis points to 49.8%. The increase in gross margin was primarily due to savings from the 2013 restructuring project and lower commodity costs.

Advertising and sales promotion expense was $107.9 million in the second fiscal quarter, or 10.7% of net sales. This represents an increase of $10.8 million, or 160 basis points as a percent of net sales, versus the prior year quarter. Spending was increased in both segments in support of innovation launch activity and brand building programs.
Selling, general, and administrative expense was $224.0 million in the second fiscal quarter, or 22.2% of net sales, compared to $200.2 million, or 18.8% of net sales, in the prior year quarter. Included within the current quarter results were pre-tax costs of $47.6 million related to the spin-off transaction, $0.3 of acquisition/integration costs and $0.1 million of information technology enablement costs (recorded within SG&A, but considered part of the overall 2013 restructuring project). Excluding the year-over-year impact of these items, SG&A as a percent of net sales decreased 90 basis points compared to prior year levels.
Interest expense was $28.9 million for the second fiscal quarter as compared to $31.3 million in the prior fiscal year quarter as a result of a lower average interest rate on outstanding debt.
Other financing income was $5.3 million for the second fiscal quarter primarily reflecting the net impact of foreign currency hedging contract gains partially offset by revaluation losses on nonfunctional currency balance sheet exposures, as compared to $1.5 million of income in the prior fiscal year quarter.
The year-to-date effective tax rate was 73.7% as compared to 28.2% in the prior year. The effective tax rate was unfavorably impacted by the Venezuela deconsolidation charge, which had no accompanying tax benefit.
Excluding the tax impact of the GAAP to non-GAAP reconciling items detailed in the table above and certain prior year tax adjustments, the year-to-date effective tax rate was 28.3% as compared to 29.3% in the prior fiscal year.
Average (trailing 4 quarter) working capital as a percent of sales was 15.3% versus 15.0% as of September 30, 2014. The Company continues to make improvements within Days Payable Outstanding. However, Days in Inventory increased primarily due to post-restructuring Household Products manufacturing footprint changes, temporary inventory builds as a result of on-going Personal Care footprint changes and increased inventory levels in support of new product launch activity.
Capital spending in the quarter was approximately $22 million, an increase of $6 million versus the prior year quarter. Depreciation expense, excluding accelerated depreciation on assets impacted by the 2013 restructuring project, was approximately $28 million, a decrease of $1 million versus the prior year quarter. The charges for accelerated depreciation are included in the 2013 restructuring line on the Statement of Earnings (Condensed).

Dividend payments in the quarter were approximately $31 million, or $0.50 per share, equal to the prior fiscal year quarter.

Key Segment Results (Unaudited)
Following is a summary of key second fiscal quarter results by reportable segment. All comparisons are with the second quarter of fiscal 2014 unless otherwise stated.
Personal Care

•	Net sales down 5.5%

•	Organic net sales down 1.3%, excluding year-over-year Venezuela results

•	Segment profit of $165.1 million, down 3.3%. Excluding the impacts of currency movements and the year-over-year performance from Venezuela operations, segment profit increased 3.1%

Net Sales - Personal Care (In millions - Unaudited)
Quarter and Six Months Ended March 31, 2015

	Q2	%Chg	Six Months	%Chg
Net Sales - FY'14	$689.0		$1,239.2
Organic	(8.7)	(1.3)%	(25.0)	(2.0)%
Change in Venezuela results	6.1	0.9%	8.8	0.7%
Impact of currency	(35.3)	(5.1)%	(56.2)	(4.5)%
Incremental impact of acquisition	—	—%	21.4	1.7%
Net Sales - FY'15	$651.1	(5.5)%	$1,188.2	(4.1)%

Segment Profit - Personal Care (In millions - Unaudited)
Quarter and Six Months Ended March 31, 2015

	Q2	%Chg	Six Months	%Chg
Segment Profit - FY'14	$170.7		$301.0
Operations	5.3	3.1%	(4.3)	(1.4)%
Change in Venezuela results	3.3	1.9%	4.2	1.4%
Impact of currency	(14.2)	(8.3)%	(24.1)	(8.0)%
Incremental impact of acquisition	—	—%	4.5	1.5%
Segment Profit - FY'15	$165.1	(3.3)%	$281.3	(6.5)%

Organic net sales (exclusive of Venezuela performance) in the second fiscal quarter decreased 1.3% due to lower volumes across Wet Shave, Infant Care and Feminine Care products, partially offset by improved price/mix in Wet Shave and Skin Care. Despite improved performance in many of our U.S. personal care categories, we experienced share declines driven by increased levels of competitive promotional activities.
Segment profit in the second fiscal quarter decreased $5.6 million. Excluding the impact of the unfavorable movement in currencies and the impact of Venezuela, segment profit increased $5.3 million driven primarily by improved price/mix, restructuring cost savings and lower overhead spending. These favorable items were partially offset by higher A&P spending.

Household Products

•	Net sales down 4.4%

•	Organic net sales up 3.0%, excluding year-over-year Venezuela results

•	Segment profit of $67.9 million, up 9.3% (or up 35.6% excluding the impact of currency movements and Venezuela results)

Net Sales - Household Products (In millions - Unaudited)
Quarter and Six Months Ended March 31, 2015

	Q2	%Chg	Six Months	%Chg
Net Sales - FY'14	$373.4		$937.1
Organic	11.3	3.0%	(25.2)	(2.7)%
Change in Venezuela results	(2.7)	(0.7)%	(4.9)	(0.5)%
Impact of currency	(25.1)	(6.7)%	(48.8)	(5.2)%
Net Sales - FY'15	$356.9	(4.4)%	$858.2	(8.4)%

Segment Profit - Household Products (In millions - Unaudited)
Quarter and Six Months Ended March 31, 2015

	Q2	%Chg	Six Months	%Chg
Segment Profit - FY'14	$62.1		$195.5
Operations	22.1	35.6%	27.5	14.1%
Change in Venezuela results	(2.6)	(4.2)%	(4.6)	(2.4)%
Impact of currency	(13.7)	(22.1)%	(29.3)	(15.0)%
Segment Profit - FY'15	$67.9	9.3%	$189.1	(3.3)%

Organic net sales increased 3.0% in the second fiscal quarter versus the prior year quarter due primarily to increased shipments related to the EcoAdvanced™ product launch. We anticipate some of the second fiscal quarter revenue benefit was due to increased initial retail inventory stock fills.
Segment profit in the second fiscal quarter increased $5.8 million. Excluding the impact of the unfavorable movement in currencies and Venezuela year-over-year results, segment profit increased $22.1 million driven by organic net sales gains, reduced overhead spending, improved manufacturing costs resulting from the 2013 restructuring project and lower commodity input prices.

2013 Restructuring Project
Restructuring savings in the second fiscal quarter increased approximately $27 million versus the prior year quarter. The primary impacts of savings were reflected in improved gross margins across both segments and lower overhead expenses. Project-to-date savings total approximately $310 million.
Restructuring (pre-tax) related charges were $7.0 million for the second fiscal quarter, including certain information technology enablement costs associated with the restructuring activities.
Total project-to-date costs are approximately $270 million. These amounts are inclusive of certain information technology enablement costs (included in SG&A) and inventory obsolescence charges (included in Cost of products sold), both of which are considered part of the overall 2013 restructuring project.
The Company expects to incur over $300 million of restructuring (pre-tax) related charges through June 30, 2015.

Spin-Off and Spin Restructuring Related Charges
As announced on April 30, 2014, the Company is pursuing a plan to separate the Company’s Household Products and Personal Care segments into two independent, publicly traded companies. The separation is planned as a tax-free spin-off to the Company’s shareholders and is expected to be completed by July 1, 2015. The proposed separation is subject to further due diligence as appropriate and customary conditions, including receipt of regulatory approvals, an opinion of counsel regarding the tax-free nature of the separation, the effectiveness of a Form 10 filing with the Securities and Exchange Commission, and final approval by the Company's Board of Directors.
The Company is incurring incremental costs to evaluate, plan and execute the transaction. In addition, the Company plans to execute certain restructuring initiatives in order to prepare both businesses to operate as stand-alone entities. The spin restructuring initiatives include efforts to:

•	Adapt the global go-to-market footprint to adjust to the future strategies and scale of each stand-alone business;

•	Centralize certain back-office functions to increase efficiencies;

•	Outsource certain non-core transactional activities; and

•	Reduce headcount to optimize the cost structures of each stand-alone business.

The spin restructuring initiative savings are targeted to offset incremental costs expected to be incurred to develop the stand-alone organizations. Both businesses are expected to reach a normalized run rate SG&A within three to four quarters post-spin as several duplicate costs will be maintained for a period of time post spin as we stabilize and complete restructuring initiatives.

The Company estimates total spin-off and spin restructuring related costs through June 30, 2015 will be approximately $350 million to $425 million. Included in the range is debt breakage fees of approximately $60 as a result of the April 2015 notice of prepayment to the holders of our Private Placement notes. These estimates are based on currently known facts and may change materially as future operating decisions are made. These estimates do not include costs related to certain tax related charges or potential capital expenditures which may be incurred related to the proposed transaction. These additional costs could be significant.
The Company has incurred the following pre-tax charges related to the total spin-off and spin restructuring related costs for the current quarter, fiscal year-to-date and project-to-date:

•
$93.8 million for the second fiscal quarter ($47.6 million included in SG&A, $0.7 million included in Cost of products sold and $45.5 million reported as a separate line item on the Statement of Earnings (Condensed))

•
$137.4 million for the six months ended March 31, 2015 ($88.4 million reported in SG&A, $0.7 million included in Cost of products sold and $48.3 million reported as a separate line item on the Statement of Earnings (Condensed))

•
$182.1 million for the project-to-date ($133.1 million reported in SG&A, $0.7 million included in Cost of products sold and $48.3 million reported as a separate line item on the Statement of Earnings (Condensed))

Updated Financial Outlook Assumptions Through June 30, 2015
The Company has updated the below assumptions related to its financial outlook for the first nine months of fiscal 2015. All comparisons are with the nine months ended June 30, 2014, unless otherwise stated.

•	Total Company organic net sales are expected to be down low-single digits

◦	Personal Care organic net sales are expected to be flat

◦	Household Products organic net sales are expected to be down low-single digits

•	Gross margin rates are estimated to increase slightly due to restructuring savings

•	A&P as a percent of net sales is expected to increase over 150 basis points

•	2013 restructuring project savings in excess of $315 million are expected to be realized by June 30, 2015

•	Unfavorable movement in foreign currencies is expected to result in a negative pre-tax profit impact of approximately $65 to $70 million, an increase of $5 million versus our prior estimate

•
The Company's future operating results for its Venezuela operations will be removed from consolidated results. Prior year third fiscal quarter net sales and segment profit for Venezuela operations were $14.4 million and $5.6 million, respectively.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on second fiscal quarter earnings and the updated financial outlook through June 30, 2015. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under “Investors", “Investor Information”, and “Webcasts and Presentations” tabs or by using the following link:

http://edge.media-server.com/m/p/n6nrereb/lan/en

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under “Investors”, “Investor Information”, “Webcasts and Presentations”, and "Audio Archives" tabs.
# # #
Non-GAAP Financial Measures. While the Company reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this discussion includes non-GAAP measures. These non-GAAP measures, such as adjusted net earnings, adjusted net earnings per diluted share, operating results, organic sales, SG&A as a percent of net sales (exclusive of spin costs, restructuring related charges and integration expenses) and other comparison changes, exclude the impact of currency devaluations and other currency movements, the costs associated with restructuring and other initiatives, costs associated with the planned spin-off transaction, certain charges related to the Venezuela deconsolidation charge, costs associated with acquisitions and integration as well as acquisition inventory valuation, adjustments to prior year tax accruals, pension curtailment and certain other items as outlined in this announcement, are not in accordance with, nor are they a substitute for, GAAP measures. Additionally, we are unable to provide a reconciliation of forward-looking non-GAAP measures due to uncertainty regarding future restructuring related charges, spin-off related charges, the impact of fluctuations in foreign currency movements and the cost of raw materials. The Company believes these non-GAAP measures provide a meaningful comparison to the corresponding historical or future period and assist investors in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.

Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, statements regarding the planned spin-off of the Household Products business, the timing of any such spin-off, the future earnings and performance of Energizer Holdings or any of its businesses, including the Household Products and Personal Care businesses on a standalone basis if the spin-off is completed. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	Whether the spin-off of the Household Products business is completed, as expected or at all, and the timing of any such spin-off;

•	Whether the conditions to the spin-off can be satisfied and the debt capital structures of each independent business can be established as expected;

•	Whether the operational, marketing and strategic benefits of the spin-off can be achieved;

•	Whether the costs and expenses of the spin-off can be controlled within expectations;

•	General market and economic conditions;

•	Market trends in the categories in which we operate;

•	The success of new products and the ability to continually develop and market new products;

•	Our ability to attract, retain and improve distribution with key customers;

•	Our ability to continue planned advertising and other promotional spending and the effectiveness of such spending;

•
Our ability to timely execute strategic initiatives, including restructurings, in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	The impact of strategic initiatives, including the planned spin-off of the Household Products business as well as restructurings, on our relationships with employees, customers and vendors;

•	Our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

•	Our ability to improve operations and realize cost savings;

•	The impact of foreign currency exchange rates and currency controls, as well as offsetting hedges;

•	The impact of raw material and other commodity costs;

•	Goodwill impairment charges resulting from declines in profitability or estimated cash flows related to intangible assets or market valuations for similar assets;

•	Costs and reputational damage associated with cyber-attacks or information security breaches;

•	Our ability to acquire and integrate businesses, and to realize the projected results of acquisitions;

•	The impact of advertising and product liability claims and other litigation;

•	Compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt; or

•	The impact of legislative or regulatory determinations or changes by federal, state and local, and foreign authorities, including taxing authorities.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including our annual report on Form 10-K for the year ended September 30, 2014 and our quarterly report on Form 10-Q for the quarter ended December 31, 2014.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	Quarter Ended March 31,		Six Months Ended March 31,
	2015	2014	2015	2014

Net sales	$1,008.0	$1,062.4	$2,046.4	$2,176.3
Cost of products sold	506.5	554.1	1,055.7	1,156.2
Gross profit	501.5	508.3	990.7	1,020.1

Selling, general and administrative expense	224.0	200.2	442.3	403.7
Advertising and sales promotion expense	107.9	97.1	193.0	178.1
Research and development expense	22.3	22.7	44.3	44.6
Venezuela deconsolidation charge	144.5	—	144.5	—
Spin restructuring	45.5	—	48.3	—
2013 restructuring	6.9	22.7	6.4	47.1
Interest expense	28.9	31.3	57.6	62.5
Other financing items, net	(5.3)	(1.5)	(8.7)	(3.5)
(Loss)/earnings before income taxes	(73.2)	135.8	63.0	287.6
Income tax provision	15.3	37.3	46.4	81.2
Net (loss)/earnings	$(88.5)	$98.5	$16.6	$206.4

(Loss)/earnings per share
Basic	$(1.42)	$1.59	$0.27	$3.31
Diluted	$(1.41)	$1.57	$0.27	$3.29

Weighted average shares of common stock - Basic	62.2	62.0	62.1	62.3
Weighted average shares of common stock - Diluted	62.6	62.6	62.5	62.8

See Accompanying Notes

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
March 31, 2015
(In millions, except per share data - Unaudited)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.
Operations for the Company are managed via two segments - Personal Care (Wet Shave, Skin Care, Feminine Care and Infant Care) and Household Products (Battery and Portable Lighting products). Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with restructuring initiatives (including spin restructuring and the 2013 restructuring detailed below), the second fiscal quarter 2015 charge related to the Venezuela deconsolidation charge, acquisition, integration or business realignment activities, and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of charges such as acquisition transaction and integration costs, and substantially all restructuring and realignment costs, from segment results reflects management's view on how it evaluates segment performance.

The Company's operating model includes a combination of stand-alone and combined business functions between the Personal Care and Household Products businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, and in some countries, a combined sales force and management. The Company applies a fully allocated cost basis, in which the costs of shared segment business functions are allocated between the segments. Such allocations are estimates, and also do not represent the costs of such services if performed on a stand-alone basis.

For the quarter and six months ended March 31, 2015, the Company recorded a one-time charge of $144.5 as a result of deconsolidating our Venezuelan subsidiaries, which had no accompanying tax benefit. The Venezuela deconsolidation charge was reported on a separate line in the Statement of Earnings (Condensed).

As announced on April 30, 2014, the Company is pursuing a plan to separate the Household Products and Personal Care divisions into two independent, publicly traded companies.  As a result, the Company is incurring incremental costs to evaluate, plan and execute the transaction.  For the quarter and six months ended March 31, 2015, $47.6 and $88.4, respectively, of pre-tax charges were recorded in SG&A on the Statement of Earnings (Condensed) and $0.7 of pre-tax charges for the quarter and six months ended March 31, 2015 were recorded in Cost of products sold on the Statement of Earnings (Condensed). Additionally, the Company recorded $45.5 and $48.3, respectively, in pre-tax spin restructuring charges related to the proposed spin-off transaction for the quarter and six months ended March 31, 2015. The spin restructuring charges were reported on a separate line in the Statement of Earnings (Condensed).

For the quarter and six months ended March 31, 2015, the Company recorded pre-tax expense of $6.9 and $6.4, respectively, related to its 2013 restructuring, as compared to pre-tax expense of $22.7 and $47.1, respectively, in the prior year quarter and six months. The 2013 restructuring charges were reported on a separate line in the Statement of Earnings (Condensed). In addition, pre-tax costs of $0.1 and $0.3, respectively, for the quarter and six months ended March 31, 2015 and $3.2 and $5.5, respectively, for the quarter and six months ended March 31, 2014, associated with certain information technology enablement activities related to the Company's restructuring initiatives were included in Selling, general and administrative (SG&A) on the Statement of Earnings (Condensed). Additionally, pre-tax costs of $0.4 for the quarter and six months ended March 31, 2014, associated with obsolescence charges related to our restructuring, were included in Cost of products sold on the Statement of Earnings (Condensed). These information technology and inventory obsolescence costs are considered part of the total project costs incurred for the restructuring initiative.

In connection with the feminine care acquisition, the Company recorded pre-tax acquisition/integration costs of $1.0 and $5.9, respectively, for the quarter and six months ended March 31, 2014. These amounts are not reflected in the Personal Care segment, but rather are presented as a separate line item below segment profit. Such presentation reflects management’s view on how segment results are evaluated.

For the six months ended March 31, 2014, the Company recorded a pre-tax inventory valuation adjustment of $8.0 related to the feminine care acquisition representing the increased fair value of the inventory based on the estimated selling price of the finished goods acquired at the close date less the sum of (a) costs of disposal and (b) a reasonable profit allowance for the selling effort of the acquiring entity. For the quarter and six months ended March 31, 2014, the Company recorded $1.6 and $8.0, respectively, within Cost of products sold based upon the write-up and subsequent sale of inventory acquired in the feminine care acquisition. These amounts are not reflected in the Personal Care segment, but rather presented as a separate line item below segment profit. Such presentation reflects management’s view on how segment results are evaluated.

Segment sales and profitability for the quarter and six months ended March 31, 2015 and 2014, respectively, are presented below.

Unaudited
	Quarter Ended March 31,		Six Months Ended March 31,
Net Sales	2015	2014	2015	2014
Personal Care	$651.1	$689.0	$1,188.2	$1,239.2
Household Products	356.9	373.4	858.2	937.1
Total net sales	$1,008.0	$1,062.4	$2,046.4	$2,176.3

Personal Care	$165.1	$170.7	$281.3	$301.0
Household Products	67.9	62.1	189.1	195.5
Total segment profit	233.0	232.8	470.4	496.5
General corporate and other expenses	(33.7)	(33.5)	(62.2)	(73.7)
Venezuela deconsolidation charge	(144.5)	—	(144.5)	—
Spin costs	(48.3)	—	(89.1)	—
Spin restructuring	(45.5)	—	(48.3)	—
2013 restructuring (1)	(7.0)	(26.3)	(6.7)	(53.0)
Feminine care acquisition/integration costs	—	(1.0)	—	(5.9)
Acquisition inventory valuation	—	(1.6)	—	(8.0)
Amortization of intangibles	(3.6)	(4.8)	(7.7)	(9.3)
Interest and other financing items	(23.6)	(29.8)	(48.9)	(59.0)
Total (loss)/earnings before income taxes	$(73.2)	$135.8	$63.0	$287.6

(1) Includes pre-tax costs of $0.1 and $0.3, respectively, for the quarter and six months ended March 31, 2015 and $3.2 and $5.5, respectively, for the quarter and six months ended March 31, 2014, associated with certain information technology and related activities, which are included in SG&A on the Statement of Earnings (Condensed). Additionally, pre-tax costs of $0.4 for the quarter and six months ended March 31, 2014, associated with obsolescence charges related to our restructuring, were included in Cost of products sold on the Statement of Earnings (Condensed).

Supplemental product information is presented below for revenues from external customers:

	Unaudited
	Quarter Ended March 31,			Six Months Ended March 31,
Net Sales	2015	2014	% Change	2015	2014	% Change
Wet Shave	$373.3	$401.4	(7.0)%	$715.8	$766.6	(6.6)%
Alkaline batteries	224.4	222.8	0.7%	552.3	588.4	(6.1)%
Other batteries and lighting products	132.5	150.6	(12.0)%	305.9	348.7	(12.3)%
Skin Care	130.2	130.0	0.2%	184.5	186.2	(0.9)%
Feminine Care	101.6	107.0	(5.0)%	197.4	187.9	5.1%
Infant Care	32.1	36.9	(13.0)%	63.0	72.2	(12.7)%
Other personal care products	13.9	13.7	1.5%	27.5	26.3	4.6%
Total net sales	$1,008.0	$1,062.4	(5.1)%	$2,046.4	$2,176.3	(6.0)%

3.
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

4.	Working Capital Metrics at March 31, 2015 as compared to September 30, 2014.

Working Capital Metrics (Unaudited)	Q2
($ in millions)	FY '15	Days	FY '14	Days

Receivables, as reported	$477.1		$481.1
Less: Trade allowance in accrued liabilities	(85.6)		(94.6)
Receivables, adjusted (1)	391.5	33.1	386.5	31.7

Inventories	634.5	104.7	617.4	97.5

Accounts Payable	365.2	60.3	337.5	53.3

Average Working Capital, net (2)(4)	$660.8		$666.4

Average Working Capital as % of Net Sales (3)	15.3%		15.0%

(1) Trade receivable adjusted for trade allowance recorded as a reduction of net sales per US GAAP, but included in accrued expenses on the consolidated balance sheet.
(2) Average Working Capital is calculated using an average of the four quarter end balances for each working capital component as of March 31, 2015 and September 30, 2014, respectively.
(3) Average Working Capital / Trailing 4 Quarter net sales.
(4) Working Capital is defined as Receivables (less trade allowance in accrued liabilities), plus Inventories less Accounts Payable.

Statements in this Working Capital Comparative are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties, which could cause actual performance or achievements to differ materially from those expressed in or indicated by those statements. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements. Please refer to "Forward Looking Statements" in the release as well as Energizer's publicly filed documents for the risks that may cause actual results to differ from statements herein, including its annual report on Form 10-K for the year ended September 30, 2014.

5. Venezuela historical segment results of operations through the quarter ended March 31, 2015.

Venezuela
Segment Results ($ in millions)
(reflected at the official exchange rate of 6.30 bolivars per U.S. dollar)

		Q1	Q2	Q3	Q4	FY
Total Company - Net Sales	Fiscal 2015	$12.7	$19.8
	Fiscal 2014	$12.2	$16.4	$14.4	$11.5	$54.5

		Q1	Q2	Q3	Q4	FY
Total Company - Segment Profit	Fiscal 2015	$3.8	$8.1
	Fiscal 2014	$4.9	$7.3	$5.6	$3.1	$20.9

		Q1	Q2	Q3	Q4	FY
Personal Care - Net Sales	Fiscal 2015	$9.6	$14.4
	Fiscal 2014	$6.9	$8.3	$7.6	$5.9	$28.7

		Q1	Q2	Q3	Q4	FY
Personal Care - Segment Profit	Fiscal 2015	$3.3	$6.0
	Fiscal 2014	$2.4	$2.7	$2.3	$0.4	$7.8

		Q1	Q2	Q3	Q4	FY
Household Products - Net Sales	Fiscal 2015	$3.1	$5.4
	Fiscal 2014	$5.3	$8.1	$6.8	$5.6	$25.8

		Q1	Q2	Q3	Q4	FY
Household Products - Segment Profit	Fiscal 2015	$0.5	$2.0
	Fiscal 2014	$2.5	$4.6	$3.3	$2.7	$13.1